LIMITED LIABILITY COMPANY AGREEMENT
OF
MASTERWORKS 002, LLC

This Limited Liability Company Agreement (this "Agreement") of Masterworks 002, LLC, a Delaware limited liability company (the "Company"), dated to be effective as of the 19th day of July, 2018, is entered into by and between the Company and Masterworks Gallery, LLC, a Delaware limited liability company (the "Member").

In consideration of the premises and the mutual promises, obligations and agreements contained herein, the Member and the Company, intending to be legally bound, do hereby covenant and agree as follows:

ARTICLE 1
ORGANIZATION OF THE COMPANY

1.1. Formation. The Company was formed on July 19, 2018 by the filing of its certificate of formation (the "Certificate") with the Delaware Secretary of State in accordance with the terms of the Delaware Limited Liability Company Act, 6 Del. C. 18-101 *et. seq.*, as it may be amended from time to time, and any successor to such statute (the "Act").

1.2. Name. The name of the Company is, and the business of the Company shall be conducted under the name of, Masterworks 002, LLC. The name of the Company may be changed from time to time by amendment of the Certificate. The Company may transact business under an assumed name by filing an assumed name certificate or other similar filing in the manner prescribed by applicable law.

1.3. Continuation and Term. The Company shall continue in existence perpetually, or until the termination and dissolution of the Company pursuant to the provisions of this Agreement.

1.4. Purpose. The business and purpose of the Company shall be to engage in any lawful business and activity as permitted by law.

1.5. Place of Business; Registered Agent and Office. The principal office and place of business (the "Principal Office") of the Company shall be at such place as the Managers (as defined below) may designate from time to time. The registered office of the Company is 251 Little Falls Drive, Wilmington, Delaware 19808, and the registered agent shall be Corporation Service Company. The Managers may at any time establish or close other offices and places of business, change the principal place of business and/or the registered office (in the latter case which need not be a place of business of the Company) or name another person or entity as registered agent, in each case as the Managers may designate from time to time and, where applicable, in the manner provided by law.

ARTICLE 2
MANAGEMENT OF THE COMPANY

2.1. Management. The Company is a manager-managed limited liability company and shall be managed by and under the direction of one or more managers (each, a "Manager" and collectively, the "Managers") in accordance with the terms of this Agreement and the Act. The initial Manager shall be Masterworks Administrative Services, LLC. Each Manager shall remain in his, her or its position until

the earliest of his, her or its resignation or death, as applicable. Notwithstanding the foregoing, a Manager may be removed at any time by the Member with or without cause. If the event that there is only one Manager and the Manager is removed, such vacancy shall be filled by the election/appointment of a new Manager by the Member.

2.2. **Powers and Duties of the Managers**. Except as provided in Section 2.3, the Managers shall take all actions that may be reasonably necessary or appropriate for the conduct of the Company's business in accordance with the provisions of this Agreement and applicable laws and regulations. The Managers shall act at all times in good faith and in such manner as may be required to protect and promote the interests of the Company, and each Manager shall devote such time and effort to the Company as shall be reasonably required for its welfare and success. The Managers may appoint officers, as provided in Section 2.6 hereof, to handle the day-to-day management of the Company's business and affairs and to report on a regular basis to the Managers. The Company shall reimburse each Manager and officer for all out-of-pocket expenses reasonably incurred by such person in his, her or its capacity as a Manager or officer. All actions by the Managers on behalf of the Company shall require the approval of a majority of the Managers.

2.3. **Limitations on Authority of Managers**. Notwithstanding the provisions of Section 2.2 above, the following actions shall require the approval of the Member: (a) any sale of all or substantially all of the assets of the Company or any merger pursuant to which the Company shall not be the surviving entity, (b) any action to effect a voluntary liquidation, dissolution or winding up of the Company, (c) the admission of additional members to the Company, (d) any material change to the business of the Company, and (e) any commitment to do any of the foregoing.

2.4. **Members Who Are Not a Manager**. A Member who is not a Manager shall not participate in the general conduct or control of the Company's affairs and shall have no right or authority to act for or to bind the Company. The Member hereby consents to the exercise by the Managers of the powers conferred by this Agreement and to the employment, when and if the same is deemed necessary or advisable, of such brokers, agents, accountants, attorneys, and such other advisors as the Managers may determine to be appropriate for the management of the Company's business. Members acting in violation of this Section 2.4 shall be solely responsible for any loss and/or expense incurred by the Company as a result of such unauthorized action, and such Member shall indemnify and hold harmless the Company with respect to such loss and/or expense.

2.5. **Meetings of the Managers**. In the event that there is more than one Manager, the Managers shall meet at such intervals, and at such times and places as called by a majority of the Managers or as all Managers may mutually agree to review the performance of, and to make decisions related to, the Company. A Manager may participate in any meeting by telephone or other telephonic or visual communications device, and actions required or permitted to be taken at a meeting of the Managers may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by a majority of the Managers, and delivered to the Managers for inclusion in the minutes or for filing with the Company records.

2.6. **Officers**. The Managers may from time to time, in their discretion, appoint one or more officers with such titles, powers, duties, compensation and other terms as the Managers may determine to be necessary or appropriate. Each officer of the Company shall hold office until his or her death, resignation, retirement, removal, disqualification or his or her successor shall have been appointed. An individual may simultaneously hold more than one office in the Company, but no individual may act in more than one capacity where action of two or more officers is required. The Managers may remove any officer at any time with or without cause. The officers so appointed may include persons holding titles such as Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Compliance

Officer, General Counsel, Treasurer or Secretary. Unless the authority of the officer in question is limited in the document appointing such officer or is otherwise specified by the Managers, any officer so appointed will have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority.

2.7. Books and Records. The Company shall maintain separate books and records which accurately reflect the business and activities of the Company.

ARTICLE 3
CAPITAL CONTRIBUTIONS AND SHARES OF MEMBERSHIP INTEREST

3.1. Shares of Membership Interest. Ownership interests in the Company shall be represented by shares of Membership Interest (collectively, the "Shares"). Shares may be issued as whole Shares or as fractional Shares. Notwithstanding anything to the contrary in the Act, and except as otherwise set forth in this Agreement, all actions of the Company that require the approval or consent of the Members shall require the approval or consent of the Members holding a majority of the outstanding Shares.

3.2. Member Information. The name, address and percentage interest in the Company (the "Interest") of the Member, the number of Shares held by the Member, and the capital contribution made by the Member (the "Capital Contribution") are set forth on Schedule 1. Schedule 1 shall be modified from time to time to reflect any additional members of the Company.

3.3. Interest on and Return of Capital Contributions. The Member shall not be entitled to interest on any capital contribution made by the Member (the "Capital Contribution") or on its Capital Account (defined below) balance, and the Member shall not have the right to withdraw or to demand the return of all or any payment of its Capital Contribution, except as specifically provided for herein.

3.4. Additional Capital Contribution. The Member shall not be required to make additional Capital Contributions to the Company, nor shall the Member be obligated to satisfy any deficit in its Capital Account.

3.5. Capital Accounts. The Company shall maintain the Member's capital account ("Capital Account") on its books and records at the Principal Office.

3.6. Negative Capital Account Balance. The Member shall not have any obligation to the Company or any other person to restore a negative balance in its Capital Account to zero, except upon final distribution from the Company in a dissolution, liquidation, or other termination of the Company or withdrawal or termination of the Member as a "Member" of the Company.

ARTICLE 4
ALLOCATIONS AND DISTRIBUTIONS

Subject to any limitations set forth in Section 18-607 of the Act, each distribution of cash or other property by the Company shall be made 100% to the Member at such time as the Manager deems appropriate. Each item of income, gain, loss, deduction and credit of the Company shall be reported 100% to the Member.

ARTICLE 5
TRANSFER OF SHARES OF MEMBERSHIP INTEREST; WITHDRAWAL; ADMISSION OF NEW MEMBERS

5.1. Transferability of Shares of Membership Interest. The Shares are transferable either voluntarily or by operation of law. Upon the transfer of the Member's entire Interest (other than a transfer as a pledge or security interest as set forth in Section 5.2 below), the Member shall cease to be a member of the Company and shall have no further rights or obligations under this Agreement, except that the Member shall have the right to such information as may be necessary for the computation of the Member's tax liability.

5.2. Grant of Security Interests in Member's Shares. Notwithstanding the foregoing, the Member may grant a security interest in its Shares. In the event that the Member grants a security interest in its Shares, the assignee of such Shares will not, by virtue of such grant, be entitled to become a member of the Company.

5.3. Certificates of Shares of Membership Interest. All Shares in the Company may be certificated in such form as the Manager may elect.

5.4. Admission of New Members. A person or entity may be admitted as an additional member of the Company (each, a "New Member") upon (i) receipt of the consent of the Member to such admission and the Member's determination of the amount of the capital contribution to be made by such New Member; and (ii) the making of such capital contribution to the Company. This Agreement shall be amended and restated upon admission of a New Member or New Members in order to reflect the agreement of the parties with respect to governance, distributions and allocations and to reflect the Interests held by the New Member(s) as required by Section 3.2.

5.5. Other Business of Members. The Member may engage independently or with others in other business ventures of any nature and description. Neither the Company nor any other member of the Company shall have any right by virtue of this Agreement or the Company relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

ARTICLE 6
DISSOLUTION

6.1. Events Requiring Dissolution. The Company shall be dissolved upon the happening of any of the following events:

(a) The occurrence of any event which would make unlawful under the Laws of Delaware or the United States of America the continuing existence of the Company;

(b) The vote of the Member; or

(c) The bankruptcy, insolvency or dissolution of the Member.

6.2. Distribution Upon Dissolution. Upon dissolution of the Company, the affairs of the Company shall be wound up in accordance with this Section 6.2. The fair market value of the assets of the Company (other than cash) shall be determined by the Managers, and the assets of the Company shall

be distributed in the following manner and order: (i) first, in satisfaction of the claims of all creditors of the Company (including the Member if the Member is a creditor), and (ii) second, to the Member.

ARTICLE 7
LIABILITY; INDEMNIFICATION

7.1. **Liability**. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Managers, the Member nor any delegate of the Member or the Managers (including, without limitation, any officers) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Manager, a Member or a delegate of a Manager or a Member.

7.2. **Indemnification**. The Managers, the Member and the officers of the Company, if any (each, an "Indemnitee"), shall be indemnified and held harmless by the Company to the fullest extent permitted by law from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative) ("Damages"), in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of such Indemnitee's status as Manager, Member or officer of the Company. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee is not entitled to indemnification. Any indemnification pursuant to this Article 7 shall be made only out of the assets of the Company, and no Manager, Member or officer shall have any personal liability on account thereof.

7.3. **Expenses**. Expenses (including reasonable attorneys fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described in Section 7.2 may be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, in the discretion of the Managers, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Article 7.

7.4. **Primacy of Indemnity**. In the event an Indemnitee has the right to receive indemnification, advancement of expenses and/or insurance from any corporation, partnership, joint venture, limited liability company, trust, employee benefit plan, venture fund, private equity fund or other similar organization or other legal entity (each, an "Additional Indemnitor") with respect to any action, suit or proceeding for which Indemnitee also has a right to receive indemnification, advancement of expenses and/or insurance from the Company, the Company shall be the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of any Additional Indemnitor to advance expenses or provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary) and the Company shall, notwithstanding any rights Indemnitee may have against any Additional Indemnitor, be required to advance the full amount of Damages incurred by Indemnitee and shall be liable for all amounts with respect to any action, suit, proceeding, Damages or amount paid in settlement for which Indemnitee has a right to indemnification from the Company pursuant to this Agreement.

If an Indemnitee is affiliated with one or more Additional Indemnitors who have invested in the Company, the Additional Indemnitor is a party to or a participant in any proceeding and the Additional Indemnitors' involvement in the proceeding arises solely as a result of Indemnitee's service to the Company as a Manager, the Member or officer of the Company (or, at the Company's request, of the Company's affiliates), then the Additional Indemnitors shall be entitled to all of the rights of indemnification and all of

the remedies under this Agreement to the same extent as Indemnitee. The Company and Indemnitee agree that the Additional Indemnitors, if any, are express third party beneficiaries of the terms hereof.

7.5. **Insurance**. The Company may purchase and maintain insurance on behalf of the Indemnitees against any Damages asserted against them and incurred by them in their capacity as a Manager, the Member or an officer of the Company, or arising out of their status as a Manager, the Member or an officer of the Company, whether or not the Company would have the power to indemnify them against such Damages under this Article 7.

ARTICLE 8
TAX MATTERS

8.1. **Tax Matters**. The Chief Financial Officer shall be the "partnership representative" (as defined in Section 6223(a) of the Internal Revenue Code of 1986, as amended (the "Code"), as amended by the Bipartisan Budget Act of 2015); shall make any appropriate tax elections on behalf of the Company; shall cause, at the Company's expense, to be prepared and filed on a timely basis all necessary federal, state and local tax returns of the Company; and shall represent the Company, at the Company's expense, in connection with all examinations of the Company's affairs by tax authorities, including any resulting administrative or judicial proceedings. Except as otherwise provided herein, the Managers shall in their sole discretion determine whether to make any election available to the Company under the Code.

8.2. **Withholding**. Notwithstanding any other provision herein, the Managers shall be authorized to take any action that they determine in their sole discretion to be necessary or appropriate to cause the Company to comply with any withholding requirements established under the Code or any other federal, state or local law. To the extent that the Company is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to the Member, the amount withheld shall be treated as a distribution of cash in the amount of such withholding from the Member.

ARTICLE 9
GENERAL PROVISIONS

9.1. **Addresses and Notices**. Any notice, offer, consent, demand, request or other communication required or permitted to be given to the Member hereunder shall be made in writing and shall be deemed given or made when delivered in person or when sent by first class, U.S. Mail or by overnight courier service, facsimile or other means of written communication to the Member at the address or facsimile number set forth on Schedule 1 hereto, or to such other address or number as the Member hereafter may designate by written notice.

9.2. **Governing Law; Successors**. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without regard to conflicts of law) and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the Member.

9.3. **Entire Agreement; Amendment**. This Agreement supersedes any prior agreements or understandings, oral or written, in respect of the matters herein set forth. Except as otherwise set forth herein, this Agreement may not be modified or amended except by an instrument in writing executed by the Member and the Company.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, this Agreement is hereby executed as of the day and year first above written.

COMPANY:

MASTERWORKS 002, LLC

By: Masterworks Administrative Services, LLC, its manager

By: /s/ Josh Goldstein
Name: Josh Goldstein
Title: General Counsel

MEMBER:

MASTERWORKS GALLERY, LLC

By: /s/ Josh Goldstein
Name: Josh Goldstein
Title: General Counsel

SCHEDULE 1

LIMITED LIABILITY COMPANY AGREEMENT
OF
MASTERWORKS 002, LLC

Member: Masterworks Gallery, LLC
Attn: Scott W. Lynn
524 Broadway
New York, NY 10013

Number of Shares: 32,029

Percentage Interest: 100%

Capital Contribution: $100